SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS

     This SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Oblio Telecom, Inc. (“Oblio”) and Sprint Communications Company, L.P. (“Sprint”) (collectively, the “Parties”).

RECITALS:

     The following introductory provisions are true and correct and form the basis of this Agreement:

     A. Oblio is engaged in the creation, marketing, and distribution of prepaid telephone products for the wireline and wireless markets, and other related activities. Sprint is engaged in the business of providing local voice and long distance telephone services.

     B. In October 2005, Oblio approached Sprint and proposed the development of a relationship whereby Sprint and Oblio would work together to market and sell pre-paid long distance calling cards.

     C. On November 17, 2005, after significant negotiations, the Parties entered into a contract entitled “Sprint Prepaid PIN Distribution Agreement” (the “Distribution Contract”). Pursuant to the Distribution Contract, Sprint would sell to Oblio prepaid PINs placed on calling cards that would allow the end user to place telephone calls on Sprint’s long distance network. Oblio would in turn sell the prepaid calling cards to its distributors, independent representatives and retail customers.

     D. In February 2007, the Parties entered into a second contract titled Sprint Wholesale Prepaid PINs Agreement (the “Wholesale Agreement”) which was intended to supersede the Distribution Agreement. Pursuant to the Wholesale Agreement, Sprint would continue to sell to Oblio PINs placed on calling cards that would allow the end user to place long distance telephone calls on Sprint’s network. Oblio would then sell the prepaid calling cards to its distributors, independent representatives, and retail customers.

     E. In March, 2007, the Parties entered into a Settlement and Release Agreement regarding certain funds paid into the Universal Service Fund (“USF”) by Sprint between January 2006 and December 2006 (the “USF Settlement Agreement”). Sprint paid Oblio $1,908,889.00 in or about March, 2007 pursuant to the USF Settlement Agreement. The amount that remains due to Oblio under the USF Settlement Agreement has not been calculated to date.

     F. In April 2007, Sprint proposed increases in prepaid calling card rates to Oblio. Oblio contends that the proposed new rates are a breach of the Wholesale Agreement and were not contemplated by the Parties at the time the Wholesale Agreement was entered into. Sprint denies all aspects of Oblio’s claims.

     G. On May 11, 2007, Oblio filed a lawsuit against Sprint styled Oblio Telecom, Inc. v. Sprint Communications Company, L.P. in the United States District Court for the Northern District of Texas (the “Lawsuit”). Sprint expressly denies all claims made by Oblio in the Lawsuit.

     H. The Parties agree that Oblio currently owes an outstanding balance to Sprint in the amount of $15,201,711.23 for prepaid PINs purchased by Oblio under the Wholesale Agreement (hereinafter referred to as the “Oblio Debt”).

 I. Oblio contends that it is entitled to credits against the Oblio Debt for:

 (1) any USF charges embedded in the amounts charged by Sprint to Oblio in 2007 calculated in the same manner as provided in the USF Settlement Agreement (the “2007 USF Claim”); and

     (2) the unused portion of a one-half percent (0.50%) marketing allowance under the Distribution Agreement and Wholesale Agreement to compensate for expenses relating to Oblio’s marketing of Sprint products (the “Marketing Expense Claim”). Sprint denies these contentions.

     J. The Parties now desire to fully and finally settle, upon the terms set forth herein, all pending or current disputes and controversies between them arising out of all dealings prior to the date of this Agreement, and including without limitation the Lawsuit, in order to avoid the cost, inconvenience and uncertainty of litigation.

     NOW THEREFORE, Oblio and Sprint, upon the terms and for the consideration set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, contract and agree as follows:

 1.     PAYMENT OF THE OBLIO DEBT

(a) Cash Payment.

     Oblio agrees to pay Sprint $4,500,000.00 in cash as follows: (i) Oblio will pay Sprint $500,000.00 on or before May 31, 2007; (ii) Oblio will pay Sprint an additional $750,000.00 on the last business day of each month from June 2007 until August, 2007; and (iii) Oblio will pay Sprint the remaining $1,750,000.00, less the amount of the USF Settlement Credit as provided in Paragraph 1(d) below, on or before September 30, 2007. Payment shall be made by wire transfer to the account of Sprint Communications Company, L.P. at 6500 Sprint Parkway, HL-5ASTX, Overland Park, Kansas 66251.

(b) Product Return.

     The Parties agree that the wholesale value of the unused prepaid calling cards bearing an active Sprint PIN provided by Sprint under the Wholesale Agreement is $4,587,500.00 as of May 22, 2007. Oblio currently has in its possession unused prepaid calling cards bearing an active Sprint PIN that have a total wholesale value of $587,500.00, which were obtained by Oblio pursuant to the Wholesale Agreement (the “Oblio Cards”). Within thirty (30) days of the Effective Date of this Agreement, Oblio will return the Oblio Cards to Sprint for deactivation in exchange for a $587,500.00 credit towards the remaining Oblio Debt.

     Oblio agrees to use its best efforts to recover the remaining unused prepaid calling cards bearing an active Sprint PIN that have been obtained by Oblio pursuant to the Wholesale Agreement and sold to its vendors (the “Vendor Cards”), and to return all such recovered Vendor Cards to Sprint for deactivation. Sprint agrees to credit the Oblio Debt for 115% of the wholesale value of each Vendor Card returned to Sprint within thirty (30) days of the Effective Date of this Agreement (the “Vendor Card Credits”). Sprint agrees to cooperate with Oblio and to provide reasonable assistance in Oblio’s efforts to recover Vendor Cards. Within thirty (30) days of the Effective Date of this Agreement, Oblio and Sprint shall use their best efforts to agree on the method and details for the redirection of unused Sprint PINs to the Starttalk, Inc. (“Starttalk”) network. In the event that the Parties mutually agree to such redirection, the wholesale value of the amount of the unused Sprint PINs that are redirected to Starttalk’s network shall be credited on a dollar-for-dollar basis (the “Unused Value Credits”). Oblio agrees to pay Sprint an additional $4,000,000.00 of the remaining Oblio Debt by Vendor Card Credits, Unused Value Credits, or cash, on or before September 30, 2007. To the extent that the Unused Value Credits and the Vendor Card Credits exceed $4,000,000.00, any excess shall be applied to Oblio’s September 30, 2007 payment obligation in Paragraph 1(a)(iii) above. Within two (2) days of the Effective Date of this Agreement, Sprint shall provide Oblio with an updated and detailed report listing all active and unused and partially unused Sprint PINs provided to Oblio.

(c) Execution of New International Wholesale Agreement.

     Contemporaneous with the execution of this Agreement, Starttalk will execute a standard wholesale wireline agreement with a take-or-pay, 12-month minimum commitment of $50,000,000.00 for termination of long distance traffic over the Sprint network, substantially in the form attached hereto as Exhibit A.

(d) USF Settlement Agreement Credit

     On or before September 1, 2007, Sprint will determine the additional amount due to Oblio under the USF Settlement Agreement for 2006, and will notify Oblio of that determination. Sprint will thereafter credit that amount towards the cash payment due to Sprint under Paragraph 1(a) of this Agreement, provided that Oblio has timely made all payments required by Paragraph 1(a) due prior to September 1, 2007 (the “USF Settlement Credit”). Accordingly, if Oblio timely makes the payments required by Paragraph 1(a)(i) and (ii) of this Agreement as required by those paragraphs, Oblio may reduce the $1,750,000.00 payment due on September 30, 2007 pursuant to Paragraph 1(a)(iii) of this Agreement by the USF Settlement Credit, without prejudice to Oblio’s right to challenge Sprint’s determination as to the amount of such credit.

(e) Debt Forgiveness.

 Except for the Oblio payment obligations identified in Paragraphs 1(a) - 1(c) above, Sprint forgives the remaining Oblio Debt immediately upon execution of this Agreement.

 2.      CONTINUING OBLIGATIONS

 (a) Sprint agrees that it will continue to honor all prepaid calling cards bearing

Sprint PINs activated prior to 1:00 pm (CST) Thursday, April 19, 2007 under the Wholesale Agreement, except the Oblio Cards and the Vendor Cards returned by Oblio to Sprint for credit and deactivation. Oblio shall not deactivate any Sprint PINs without Sprint’s consent.

     (b) The Parties agree that the indemnification provisions of Paragraph 9 and the confidentiality provisions of Paragraph 11 of the Wholesale Agreement shall survive this Agreement and remain effective for matters arising from or related to the Parties’ performance under the Wholesale Agreement.

     (c) Except as provided in this Agreement, the Parties shall have no further obligations under the Wholesale Agreement.

     (d) The Parties agree that the USF Settlement Agreement shall survive and remain effective notwithstanding any provision in this Agreement.

 3.     MUTUAL RELEASE OF ALL CLAIMS

 (a) Except as provided in this Agreement, Oblio, on behalf of itself, and its past, present and future affiliates, representatives, agents and assigns, hereby fully, finally and completely releases, and forever discharges and acquits Sprint and its past, present, and future successors, affiliates, representatives, executors, administrators, officers, directors, shareholders, partners, servants, attorneys, employees, agents, purchasers, assigns and insurers, of and from any and all past, present or potential rights, demands, claims, obligations, actions, causes of action, suits and controversies, demands, damages and expenses, in contract or in tort, at law or in equity, known or unknown, suspected or unsuspected, including all claims, asserted or unasserted, that Oblio has or may have against Sprint for negligence; gross negligence; negligence per se; recklessness; wanton disregard; misrepresentation; fraud; violation of any federal, state, or local statute or law; violation of any common law; out of pocket expenses; past and future loss of earnings or earning capacity; attorney’s fees; exemplary damages; breach of contract; breach of the duty of good faith and fair dealing; breach of warranty; breach of expressed contract; breach of implied contract; intentional and/or negligent misrepresentations; violation of the Texas Deceptive Trade Practices Act; violation of the Texas Insurance Code; violation of the Federal Communications Act; violation of any other federal, state, or local statute or law; and all other claims relating to the pending or current disputes and controversies between the parties arising from the Wholesale Agreement or the Distribution Agreement, including without limitation all claims alleged, or that could have been alleged, in the Lawsuit.

     (b) Except as provided in this Agreement, Sprint, on behalf of itself, and its past, present and future affiliates, representatives, agents and assigns, hereby fully, finally and completely releases, and forever discharges and acquits Oblio and its past, present, and future successors, affiliates, representatives, executors, administrators, officers, directors, shareholders, partners, servants, attorneys, employees, agents, purchasers, assigns and insurers, of and from any and all past, present or potential rights, demands, claims, obligations, actions, causes of action, suits and controversies, demands, damages and expenses, in contract or in tort, at law or in equity, known or unknown, suspected or unsuspected, including all claims, asserted or unasserted, that Sprint has or may have against Oblio for negligence; gross negligence; negligence per se; recklessness; wanton disregard; misrepresentation; fraud; violation of any federal, state, or local statute or law; violation of any common law; out of pocket expenses; past and future loss of earnings or earning capacity; attorneys fees; exemplary damages; breach of contract; breach of the duty of good faith and fair dealing; breach of warranty; breach of expressed contract; breach of implied contract; intentional and/or negligent misrepresentations; violation of the Texas Deceptive Trade Practices Act; violation of the Texas Insurance Code; violation of the Federal Communications Act; violation of any other federal, state, or local statute or law; and all other claims arising out of or related to the Wholesale Agreement or the Distribution Agreement and/or any and all prior dealings between the Parties as of the Effective Date hereof, of any type or character.

 4.      DISMISSAL OF THE LAWSUIT

 Immediately upon execution of the Agreement, Oblio will take any and all actions to cause the Lawsuit to be dismissed with prejudice. Oblio agrees to file appropriate dismissal papers within five (5) days of the effective date of the Agreement.

 5.      SOLE OWNERS OF CLAIMS

     The Parties represent and warrant that they are the only persons who are entitled to any recovery for any cause whatsoever for damages, expenses, or losses incurred as a result of the circumstances that are the basis of this Agreement.

     The Parties represent and warrant that they have not assigned or transferred all or part of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions that are the basis of this action, to any person, firm, or corporation.

     The Parties represent and warrant that they are the full and sole owners of the claims, demands, actions, or causes of action arising from or in any way relating to the circumstances and conditions that are the basis of this Agreement.

  6.     TERMS

     The Parties agree that the releases and agreements set forth herein are good, valuable and valid consideration for this Agreement, failure of which shall constitute a breach of this Agreement for which damages and specific performance may be sought. Time is of the essence.

 7.      NO ADMISSIONS

     It is expressly understood and agreed that the Parties have entered into this Agreement to settle the disputes and controversies referenced herein and the Parties do not admit liability of any type for any claim asserted or which could have been asserted, but instead each deny any and all liability on each and every claim which has been or which could have been asserted. The purpose of this Agreement is to avoid the risks, costs, and burdens of further litigation and is an alternative means of resolving the differences between the Parties. To that end, this Agreement shall not be admissible in any judicial, administrative or other proceeding or cause of action as an admission of liability by the Parties hereto.

 8.      ENTIRE AGREEMENT

 (a) This Agreement contains the entire agreement among the Parties relating to the pending or current disputes and controversies between the parties arising from the Wholesale Agreement. This Agreement supersedes any and all other negotiations, representations, understandings and agreements relating to those disputes and controversies, including without limitation the Wholesale Agreement. All prior and contemporaneous negotiations, understandings and agreements between the Parties relating to those disputes and controversies are deemed abandoned and waived to the extent that they are not stated in this Agreement. Except for the specific obligations identified in, or arising out, of this Agreement, the Parties shall have no further responsibilities or obligations under the Wholesale Agreement. However, nothing in this Agreement (including but not limited to this Paragraph 8 and Paragraph 3 above) shall be deemed a waiver, cancellation, or release of either Party’s rights and obligations under the USF Settlement Agreement, Oblio’s 2007 USF Claim, or Oblio’s Marketing Expense Claim, all such rights being expressly reserved.

     (b) This Agreement may be amended only by a written agreement signed by each party, and a breach of this Agreement may be waived only by a written waiver signed by the party granting the waiver. The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any other similar, prior or subsequent breach of this Agreement.

 9.      REPRESENTATIONS AND WARRANTIES

     As a material inducement to enter into this Agreement, each party represents and warrants that at the signing of this Agreement and delivery of any documents hereunder:

(a)	it has been fully informed of the terms and conditions of this Agreement and has done all investigation deemed necessary prior to execution;

(b)	no threat, promise or representation of any kind has been made to it by any other party hereto or anyone acting on behalf of any party hereto, except as is expressly stated in this Agreement;

(c)	it has been represented by counsel of its choosing in connection with the negotiations and execution of the Agreement;

(d)	each party has the sole right and exclusive authority to execute this Agreement on its behalf and receive the monies and credits set forth herein;

(e)
the person executing this Agreement on behalf of each party is fully competent and authorized to execute this Agreement on behalf of the party, and his/her signature set forth on this Agreement is genuine and binding; and

(f)
this Agreement and all other documents delivered in connection with this Agreement have been or will be duly executed and delivered by such party and are valid and binding agreements and are enforceable in accordance with their terms.

 10.    ATTORNEYS’ FEES AND COSTS

     With respect to the drafting of this Agreement, all attorneys’ fees and costs will be borne by the party incurring same. However, to the extent that either party files a lawsuit to enforce or interpret the provisions of this Agreement, the prevailing party in that lawsuit shall be entitled to recover its attorneys’ fees and costs.

 11.    BINDING EFFECT

     The terms hereof are contractual and not merely recitals. All agreements, representations, covenants, terms and conditions of this Agreement shall survive its execution and be fully binding upon the Parties, and their respective heirs, personal representatives, successors and assigns.

 12.    SEVERABILITY

     In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of the remaining provisions, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

 13.   COUNTERPARTS

     This Agreement may be executed for all purposes in any number of identical counterparts, and each party may execute any such counterpart, each of which shall be deemed an original for all purposes. A photocopy or facsimile copy of this Agreement, and any signature to this Agreement, shall be deemed to be as effective as the original for all purposes.

 14.   GOVERNING LAW AND FORUM SELECTION

     This Agreement shall in all respects be governed by, construed and enforced in accordance with the laws of the State of Kansas without regard to any choice of law principles. Any proceeding arising out of or related to this Agreement shall be filed in a Kansas state or federal court. The Parties irrevocably submit to the exclusive jurisdiction of the Kansas state and federal courts in any such proceeding, agree that the Kansas state and federal courts have personal jurisdiction over the Parties and subject matter jurisdiction over any proceeding arising out of or related to this Agreement, agree that any such proceeding shall be heard and determined only in a Kansas state or federal court, and agree not to bring any such proceeding in any other jurisdiction. The Parties agree that a copy of this Paragraph 13 may be filed in any court as written evidence of the knowing, voluntary, and bargained-for agreement to irrevocably waive any objections to venue, convenience, or forum in any jurisdiction other than Kansas.

 15.    HEADINGS

     The paragraph headings of this Agreement are inserted for convenience of reference only and shall not control or affect the meaning, intention, construction or effect of the Agreement.

 16.    EFFECTIVE DATE

 The Effective Date of this Agreement shall be the date on which the last party signs it.

 17.    NO PARENT COMPANY GUARANTY

     Sprint understands that Oblio is a wholly owned subsidiary of Titan Global Holdings, Inc. (“Titan”). Sprint acknowledges and understands that Titan has not guaranteed Oblio’s obligations under this Agreement, and Sprint agrees to only look to Oblio to fulfill its obligations under this Agreement.

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 THIS AGREEMENT IS SEEN, AGREED TO, AND EXECUTED BY:

OBLIO TELECOM, INC.

By:
Title:
Date:

SPRINT COMMUNICATIONS COMPANY, L.P.

By:
Daniel P. Dooley III

Title:	Vice President International and
Wholesale Markets
Date:

EXHIBIT A

SPRINT/OBLIO WHOLESALE MASTER SERVICES AGREEMENT